Exhibit 23.3

                       [L.P. MARTIN & COMPANY LETTERHEAD]

                        Consent of Independent Auditors'

The Board of Directors
Cornerstone Realty Income Trust, Inc.
Richmond, Virginia

        We consent to the use of our reports dated June 4, 1996 with respect to the statements of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Colonial Ridge Apartments for the twelve month period ended December 31, 1996, and the three
month period ended March 31, 1996, for        inclusion in a form 8K filing with
the Securities and Exchange Commission by Cornerstone Realty Income Trust, Inc., and to the reference to our firm under the heading "Expert" therein.


                                           /s/   L.P. MARTIN & CO, P.C.
                                               _________________________
                                                 L.P. MARTIN & CO, P.C.


Richmond, Virginia
June 4, 1996